Exhibit 99.1

First Foundation Announces 2020 Second Quarter Financial Results

●	Earnings per share: $0.40 for the quarter
●	Return on average assets of 1.06% for the quarter
●	Return on average tangible equity of 13.3% for the quarter
●	Net interest margin increased to 2.96% for the quarter
●	Credit quality remained strong with allowance for credit losses increasing to 0.55% of loans and nonperforming assets to total assets ratio of 0.22%
●	Tangible book value per share increased to $12.16 at June 30, 2020

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the three and six months ended June 30, 2020. As we present certain non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Use of Non-GAAP Financial Measures.”

“Consistent with recent quarters, our second quarter results were very strong,” said Scott F. Kavanaugh, CEO. “I am so proud of our employees who have helped us safely keep all of our branch offices open and meet the needs of our clients through strong loan production and record deposit growth. Our wealth advisory and trust services also saw a return to near-peak levels of assets under management. While there are still some uncertainties regarding the overall economy, our solid business model positions us well to deliver the results we reported today. We are committed to promoting the safety of our employees and clients while remaining open to serve the financial needs of the community.”

Additionally, First Foundation announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.07 per common share, payable on August 7, 2020 to common stockholders of record as of July 24, 2020.

Highlights

Financial Results:

●	2020 second quarter compared to 2019 second quarter:
o	Total revenues were $57.4 million, an increase of 13%
o	Net interest income was $48.4 million, an increase of 16%
o	Income before taxes was $25.1 million, an increase of 43%
o	Earnings were $17.9 million, an increase of 44%
o	Earnings per fully diluted share were $0.40, compared to $0.28
●	2020 year to date compared to 2019 year to date:
o	Total revenues were $113.0 million, an increase of 12%
o	Net interest income was $93.3 million, an increase of 13%
o	Income before taxes was $43.7 million, an increase of 30%
o	Earnings were $31.1 million, an increase of 31%
o	Earnings per fully diluted share were $0.69, compared to $0.53
●	2020 Financial ratios:
o	Return on average tangible equity of 13.3% for the quarter, 11.7% for year-to-date
o	Return on average assets of 1.06% for the quarter, 0.94% for year-to-date
o	Efficiency ratio of 53.0% at First Foundation Inc. and 47% at First Foundation Bank for the quarter
o	Total tangible shareholders’ equity of $543 million, tangible book value of $12.16 per share, and tangible common equity to tangible assets of 7.70%

Other Activity:

●	We have not seen any significant need for forbearances in our multifamily and single-family portfolios, and total forbearances moved to 2.3% of total loan portfolio.
●	Approximately 85% of our total loan portfolio is secured by stabilized real estate properties.

●	Net interest margin (“NIM”) was 2.96% for the second quarter.

●	Hedge placed on loans held for sale. $11.7 million recorded as liability and increase to loans held for sale.

●	Loan originations totaled $701 million for the quarter, including $171 million of PPP loans.
●	Deposits increased by $757 million for the first six months of 2020.
●	Declared and paid cash dividend of $0.07 per share in the quarter.
●	Assets under management (“AUM”) at FFA increased to $4.3 billion.

“Our credit quality remains strong, and even with the uncertainties in the economy, our non-performing assets continue to remain low at 22 bps,” said David DePillo, President. “The investments we have made in technology over the past few years are allowing us to serve our clients digitally while also enhancing employee productivity as evidenced by the improvement in our efficiency ratio to 53% for the quarter.”

Details

●	Total loans, including loans held for sale, increased $614 million in the first six months of 2020 as a result of $1.4 billion of originations, which were partially offset by payoffs or scheduled payments of $760 million.
●	The $757 million growth in deposits during the first six months of 2020 included increases in specialty deposits of $467 million and branch deposits of $483 million, which were partially offset by a $193 million decrease in wholesale deposits.
●	The $394 million increase in AUM during the second quarter of 2020 was the net result of $46 million of new accounts, $466 million of portfolio gains, and terminations and net withdrawals of $118 million.

About First Foundation

First Foundation, (NASDAQ: FFWM), a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release, including statements in the Discussion of Changes in Results of Operations and Financial Position below, regarding our expectations and beliefs about our future financial performance and financial condition, dividends, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to the risk of incurring loan losses, which is an inherent risk of the banking business; the negative impacts and disruptions resulting from the COVID-19 pandemic on our colleagues, clients, the communities we serve and the domestic and global economy, which may have an adverse effect on our business, financial position and results of operations; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with the Federal Reserve Board taking actions with respect to interest rates, which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our 2019 Annual Report on Form 10-K for the fiscal year ended December 31, 2019 that we filed with the SEC on March 2, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 that we filed with the SEC on May 8, 2020, and other documents we file with the SEC from time to time. We urge readers of this news release to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact:

Kevin Thompson

Chief Financial Officer

First Foundation Inc.

949-202-4164

kthompson@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2020	2019
ASSETS

Cash and cash equivalents	$414,179	$65,387
Securities available-for-sale (“AFS”)	863,778	1,014,966
Loans held for sale	527,970	503,036

Loans, net of deferred fees	5,136,812	4,547,633
Allowance for credit losses (“ACL”)	(30,500)	(20,800)
Net loans	5,106,312	4,526,833

Investment in FHLB stock	23,598	21,519
Deferred taxes	9,194	11,079
Premises and equipment, net	8,188	8,355
Goodwill and intangibles	96,181	97,191
Other assets	88,943	66,070
Total Assets	$7,138,343	$6,314,436

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$5,647,841	$4,891,144
Borrowings	764,600	743,000
Accounts payable and other liabilities	87,181	66,423
Total Liabilities	6,499,622	5,700,567

Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 44,625,324 and 44,496,007 shares issued and outstanding at June 30, 2020 and December 31, 2019 respectively	45	45
Additional paid-in-capital	432,791	433,775
Retained earnings	200,582	175,773
Accumulated other comprehensive income, net of tax	5,303	4,276
Total Shareholders’ Equity	638,721	613,869

Total Liabilities and Shareholders’ Equity	$7,138,343	$6,314,436

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Interest income:
Loans	$55,134	$56,510	$110,018	$110,345
Securities	6,539	6,186	13,536	12,351
FHLB Stock, fed funds sold and deposits	259	612	716	1,156
Total interest income	61,932	63,308	124,270	123,852

Interest expense:
Deposits	10,914	16,296	25,560	31,744
Borrowings	2,571	5,125	5,395	9,174
Total interest expense	13,485	21,421	30,955	40,918

Net interest income	48,447	41,887	93,315	82,934

Provision for credit losses	1,367	1,231	5,431	1,771

Net interest income after provision for credit losses	47,080	40,656	87,884	81,163

Noninterest income:
Asset management, consulting and other fees	6,733	7,136	14,495	13,930
Other income	2,236	1,995	5,149	3,666
Total noninterest income	8,969	9,131	19,644	17,596

Noninterest expense:
Compensation and benefits	18,288	17,333	38,145	36,235
Occupancy and depreciation	5,855	5,167	11,367	10,035
Professional services and marketing costs	2,049	2,024	3,803	4,028
Customer service costs	1,622	4,283	3,994	7,672
Other expenses	3,123	3,475	6,500	7,257
Total noninterest expense	30,937	32,282	63,809	65,227

Income before taxes on income	25,112	17,505	43,719	33,532
Taxes on income	7,258	5,095	12,654	9,863
Net income	$17,854	$12,410	$31,065	$23,669

Net income per share:
Basic	$0.40	$0.28	$0.70	$0.53
Diluted	$0.40	$0.28	$0.69	$0.53
Shares used in computation:
Basic	44,620,716	44,625,673	44,645,189	44,583,503
Diluted	44,812,369	44,894,720	44,882,520	44,846,779

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Selected Income Statement Data:
Net interest income	$48,447	$41,887	$93,315	$82,934
Provision for credit losses	1,367	1,231	5,431	1,771
Noninterest Income:
Asset management, consulting and other fees	6,733	7,136	14,495	13,930
Other	2,236	1,995	5,149	3,666
Noninterest expense	30,937	32,282	63,809	65,227
Income before taxes	25,112	17,505	43,719	33,532
Net income	17,854	12,410	31,065	23,669
Net income per share:
Basic	$0.40	$0.28	$0.70	$0.53
Diluted	0.40	0.28	0.69	0.53

Selected Performance Ratios:
Return on average assets - annualized	1.06%	0.81%	0.94%	0.79%
Return on average equity - annualized	11.3%	8.6%	9.9%	8.3%
Return on average tangible equity – annualized(1)	13.3%	10.4%	11.7%	10.1%
Net yield on interest-earning assets	2.96%	2.84%	2.94%	2.86%
Efficiency ratio (2)	53.0%	63.5%	56.0%	65.1%
Noninterest income as a % of total revenues	15.6%	17.9%	17.4%	17.5%

Other Information:
Loan originations	$701,090	$493,572	$1,364,258	$893,433
Charge-offs (recoveries) / average loans - annualized	0.03%	0.02%	0.02%	0.02%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.
(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	June 30,	December 31,
	2020	2019
Selected Balance Sheet Data:
Cash and cash equivalents	$414,179	$65,387
Loans held for sale	527,970	503,036
Loans, net of deferred fees	5,136,812	4,547,633
Allowance for credit losses	30,500	20,800
Total assets	7,138,343	6,314,436
Noninterest-bearing deposits	1,770,382	1,192,481
Interest-bearing deposits	3,877,460	3,698,663
Borrowings	764,600	743,000
Shareholders’ equity	638,721	613,869

Selected Capital Data:
Tangible common equity to tangible assets(3)	7.70%	8.31%
Tangible book value per share(3)	$12.16	$11.57
Shares outstanding at end of period	44,625,324	44,670,743

Other Information:
Assets under management (end of period)	$4,292,252	$4,438,252
Number of employees	493	485
Loan to deposit ratio	100.3%	103.0%
Nonperforming assets to total assets	0.22%	0.20%
Ratio of ACL to loans(4)	0.55%	0.49%

(3)	Tangible common equity and tangible book value are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.
(4)	This ratio excludes allowance for credit losses on investments.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Banking:
Interest income	$61,932	$63,308	$124,270	$123,852
Interest expense	13,435	21,322	30,875	40,804
Net interest income	48,497	41,986	93,395	83,048
Provision for credit losses	1,367	1,231	5,431	1,771
Noninterest income	3,635	3,471	8,294	6,465
Noninterest expense	25,042	25,801	51,286	52,388
Income before taxes on income	$25,723	$18,425	$44,972	$35,354

Wealth Management:
Noninterest income	$5,631	$5,982	$12,119	$11,713
Noninterest expense	5,404	5,567	11,569	11,085
Income before taxes on income	$227	$415	$550	$628

Other and Eliminations:
Interest income	$—	$—	$—	$—
Interest expense	50	99	80	114
Net interest income	(50)	(99)	(80)	(114)
Noninterest income	(297)	(322)	(769)	(582)
Noninterest expense	491	914	954	1,754
Income before taxes on income	$(838)	$(1,335)	$(1,803)	$(2,450)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2019	2019	2019	2020	2020

Interest income:
Loans	$56,510	$56,483	$54,123	$54,884	$55,134
Securities	6,186	5,349	7,304	6,997	6,539
FHLB Stock, fed funds sold and deposits	612	782	867	457	259
Total interest income	63,308	62,614	62,294	62,338	61,932

Interest expense:
Deposits	16,296	16,675	15,763	14,646	10,914
Borrowings	5,125	2,807	2,643	2,824	2,571
Total interest expense	21,421	19,482	18,406	17,470	13,485

Net interest income	41,887	43,132	43,888	44,868	48,447

Provision for credit losses	1,231	172	694	4,079	1,367

Net interest income after provision for credit losses	40,656	42,960	43,194	40,789	47,080

Noninterest income:
Asset management, consulting and other fees	7,136	7,304	7,424	7,762	6,733
Gain on sale of loans	—	4,218	—	—	—
Other income	1,995	2,460	2,774	2,913	2,236
Total noninterest income	9,131	13,982	10,198	10,675	8,969

Noninterest expense:
Compensation and benefits	17,333	17,167	16,531	19,857	18,288
Occupancy and depreciation	5,167	5,450	5,420	5,512	5,855
Professional services and marketing costs	2,024	1,745	1,644	1,754	2,049
Customer service costs	4,283	5,920	4,266	2,372	1,622
Other expenses	3,475	2,412	3,812	3,362	3,123
Total noninterest expense	32,282	32,694	31,673	32,857	30,937

Income before taxes on income	17,505	24,248	21,719	18,607	25,112
Taxes on income	5,095	6,892	6,505	5,396	7,258
Net income	$12,410	$17,356	$15,214	$13,211	$17,854

Net income per share:
Basic	$0.28	$0.39	$0.34	$0.30	$0.40
Diluted	$0.28	$0.39	$0.34	$0.29	$0.40
Shares used in computation:
Basic	44,625,673	44,639,481	44,661,852	44,669,661	44,620,716
Diluted	44,894,720	44,935,308	45,014,092	44,952,669	44,812,369

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2019	2019	2019	2020	2020
Banking:
Interest income	$63,308	$62,614	$62,294	$62,338	$61,932
Interest expense	21,322	19,328	18,318	17,440	13,435
Net interest income	41,986	43,286	43,976	44,898	48,497
Provision for credit losses	1,231	172	694	4,064	1,367
Noninterest income	3,471	8,173	4,206	4,659	3,635
Noninterest expense	25,801	26,397	25,582	26,244	25,042
Income before taxes on income	$18,425	$24,890	$21,906	$19,249	$25,723

Wealth Management:
Noninterest income	$5,982	$6,161	$6,262	$6,488	$5,631
Noninterest expense	5,567	5,423	5,423	6,165	5,404
Income before taxes on income	$415	$738	$839	$323	$227

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	99	154	88	30	50
Net interest income	(99)	(154)	(88)	(30)	(50)
Noninterest income	(322)	(352)	(270)	(472)	(297)
Noninterest expense	914	874	668	463	491
Loss before taxes on income	$(1,335)	$(1,380)	$(1,026)	$(965)	$(838)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Average Balances:
Loans	$5,475,796	$5,064,903	$5,278,974	$4,951,044
Securities	919,788	779,903	959,707	791,141
Total interest-earnings assets	6,550,312	5,892,960	6,347,055	5,790,660
Deposits: interest-bearing	3,791,997	3,500,824	3,748,952	3,502,995
Deposits: noninterest-bearing	1,442,333	1,175,707	1,354,331	1,150,155
Borrowings	810,844	798,609	746,890	718,269

Average Yield / Rate:
Loans	4.03%	4.46%	4.17%	4.46%
Securities	2.84%	3.17%	2.82%	3.12%
Total interest-earnings assets	3.78%	4.30%	3.92%	4.28%
Deposits (interest-bearing only)	1.16%	1.87%	1.37%	1.83%
Deposits (noninterest and interest-bearing)	0.84%	1.40%	1.01%	1.38%
Borrowings	1.28%	2.57%	1.45%	2.58%
Total interest-bearing liabilities	1.18%	2.00%	1.38%	1.95%

Net Interest Rate Spread	2.61%	2.30%	2.53%	2.33%

Net Yield on Interest-earning Assets	2.96%	2.84%	2.94%	2.86%

	For the Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2019	2019	2019	2020	2020

Average Balances:
Loans	$5,064,903	$5,282,338	$4,942,708	$5,082,152	$5,475,796
Securities	779,903	616,424	1,023,715	999,625	919,788
Total interest-earnings assets	5,892,960	5,985,601	6,114,122	6,143,797	6,550,312
Deposits: interest-bearing	3,500,824	3,553,660	3,616,384	3,705,907	3,791,997
Deposits: noninterest-bearing	1,175,707	1,508,290	1,443,233	1,266,328	1,442,333
Borrowings	798,609	486,807	583,458	682,936	810,844

Average Yield / Rate:
Loans	4.46%	4.27%	4.37%	4.32%	4.03%
Securities	3.17%	3.47%	2.85%	2.80%	2.84%
Total interest-earnings assets	4.30%	4.18%	4.07%	4.06%	3.78%
Deposits (interest-bearing only)	1.87%	1.86%	1.73%	1.59%	1.16%
Deposits (noninterest and interest-bearing)	1.40%	1.31%	1.24%	1.18%	0.84%
Borrowings	2.57%	2.29%	1.80%	1.66%	1.28%
Total interest-bearing liabilities	2.00%	1.91%	1.74%	1.60%	1.18%

Net Interest Rate Spread	2.30%	2.27%	2.33%	2.46%	2.61%

Net Yield on Interest-earning Assets	2.84%	2.89%	2.88%	2.92%	2.96%

FIRST FOUNDATION INC.

SELECTED INFORMATION: LOAN AND DEPOSIT BALANCES - Unaudited

(in thousands)

	For the Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2019	2019	2019	2020	2020
Loans
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$2,179,750	$1,941,624	$2,143,919	$2,369,081	$2,556,332
Single Family	904,413	896,607	871,181	851,443	839,537
Subtotal	3,084,163	2,838,231	3,015,100	3,220,524	3,395,869
Commercial properties	897,303	871,225	834,042	793,182	774,939
Land and construction	62,990	71,110	70,257	68,101	65,094
Total real estate loans	4,044,456	3,780,566	3,919,399	4,081,807	4,235,902
Commercial and industry loans	558,532	566,390	600,213	696,596	875,464
Consumer loans	17,477	16,505	16,273	17,476	18,640
Total loans	4,620,465	4,363,461	4,535,885	4,795,879	5,130,006
Deferred fees and expenses	10,899	10,747	11,748	9,634	6,806
Total	$4,631,364	$4,374,208	$4,547,633	$4,805,513	$5,136,812

Loans held for sale	$622,130	$501,860	$503,036	$520,721	$527,970

Deposits
Demand deposits:
Noninterest-bearing	$1,279,218	$1,532,105	$1,192,481	$1,315,114	$1,770,382
Interest-bearing	316,806	350,344	386,276	384,215	411,053
Money market and savings	1,166,734	1,316,899	1,334,736	1,380,903	1,643,871
Certificates of deposits	1,981,184	1,971,218	1,977,651	1,950,595	1,822,535
Total	$4,743,942	$5,170,566	$4,891,144	$5,030,827	$5,647,841

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

●	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income and may exclude one-time and non-operating items of income or expense. Core deposit intangible amortization for the three and six months ended June 30, 2020 of $0.5 million and $1.0 million, respectively, was excluded from noninterest expenses. For the six months ended June 30, 2019, a $0.1 million of gain on sale of REO was excluded from noninterest income.
●	Tangible common equity (also referred to as tangible book value or tangible equity) and tangible assets, are equal to common equity and assets, respectively, less $96.2 million and $97.2 million of goodwill and intangible assets as of June 30, 2020 and December 31, 2019, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.
●	Average tangible equity is equal to average common equity less $96.4 million and $98.5 million of average goodwill and intangible assets for the quarters ended June 30, 2020 and 2019, respectively, and less $96.7 million and $98.9 million of average goodwill and intangible assets for the six months ended June 30, 2020 and 2019, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended June 30, 2020 as Compared to Quarter Ended June 30, 2019

Our net income and income before taxes in the second quarter of 2020 were $ 17.9 million and $ 25.1 million, respectively, as compared to $12.4 million and $17.5 million, respectively, in the second quarter of 2019. The $7.6 million increase in income before taxes was the result of a $7.3 million increase in income before taxes for Banking, a $0.1 million decrease in income before taxes for Wealth Management and a $ 0.4 million decrease in corporate noninterest expenses. The increase in Banking was due to higher net interest income, higher noninterest income and lower noninterest expenses. The decrease in Wealth Management was due to lower noninterest income, offset partially by lower noninterest expenses.

Our effective tax rate for the second quarter of 2020 was 28.9% as compared to 29.1% for the second quarter of 2019 and as compared to our statutory tax rate of 29.0%.

Net interest income for Banking increased 16% from $42.0 million in the second quarter of 2019, to $48.5 million in the second quarter of 2020 due to an 11% increase in interest-earning assets and an increase in the net interest rate spread. The net interest rate spread increased from 2.30% in the second quarter of 2019 to 2.61% in the second quarter of 2020 due to a decrease in the cost of interest-bearing liabilities from 2.00% in the second quarter of 2019 to 1.18% in the second quarter of 2020, which was partially offset by a decrease in yield on interest-earning assets from 4.30% in the second quarter of 2019 to 3.78% in the second quarter of 2020. The decrease in the cost of interest-bearing liabilities was due to decreased costs of interest-bearing deposits, resulting from decreases in deposit market rates, and decreased costs of borrowings as the average rate on FHLB advances and other overnight borrowings increased from 2.54% in the second quarter of 2019 to 1.26% in the second quarter of 2020. The yield on interest-earning assets decreased from 4.30% in the second quarter of 2019 to 3.78% in the second quarter of 2020 due to decreases in yields on loans and securities and an increase in the proportion of lower yielding securities and deposits to total interest-earning assets. The yield on loans decreased due to accelerated payoffs of higher yielding loans during the last year and the decrease in market rates, which resulted in lower rates on loans added to the portfolio. The yield on securities decreased due to the purchase of $576 million of securities in the third quarter of 2019 at current market rates, which were lower than the overall yield realized in 2019. The average balance outstanding under the holding company line of credit decreased from $6.5 million in the second quarter of 2019 to $3.4 million in the second quarter of 2020, resulting in a $0.1 million decrease in corporate interest expense.

The provision for credit losses in the second quarter of 2020 was $ 1.4 million as compared to $1.2 million in the second quarter of 2019. The $1.4 million provision for credit losses in the second quarter of 2020 was due to the growth in loan balances and $0.4 million of net chargeoffs. The $1.2 million provision for credit losses in the second quarter of 2019 was due to the growth in loan balances and $0.2 million of net chargeoffs.

Noninterest income in Banking in the second quarter of 2020 was $0.2 million higher than the second quarter of 2019 due to loan fees, including prepayment and servicing fees. Noninterest income for Wealth Management decreased by $0.3 million in the second quarter of 2020 when compared to the corresponding period in 2019 due primarily to lower levels of AUM.

Noninterest expense in Banking decreased from $25.8 million in the second quarter of 2019 to $25.0 million in the second quarter of 2020 primarily due to lower customer service costs, which were partially offset by higher compensation and benefits, and occupancy and depreciation expenses. The $2.6 million decrease in customer service costs were due to decreases in the earnings credit rates paid on deposit balances, as interest rates have declined. Compensation and benefits were $1.0 million higher due to raises effective in the first quarter of 2020 and commission costs related to higher production volume during 2020. Occupancy and depreciation costs were $0.7 million higher due primarily to higher core processing costs related to higher volumes and services added during 2020. Noninterest expenses for Wealth Management decreased by $0.2 million in the second quarter of 2020, when compared to the second quarter of 2019, due to lower compensation and benefits and professional services and marketing expenses. The $0.4 million decrease in corporate expenses was due primarily to lower professional services and marketing expenses.

Six Months Ended June 30, 2020 as Compared to Six Months Ended June 30, 2019

Our net income and income before taxes in the first six months of 2020 were $31.1 million and $43.7 million, respectively, as compared to $23.7 million and $33.5 million, respectively, in the first six months of 2019. The $10.2 million increase in income before taxes was the result of a $9.6 million increase in income before taxes for Banking, a $0.1 million decrease in income before taxes for Wealth Management, and a $0.8 million decrease in corporate noninterest expenses. The increase in Banking was due to higher net interest income, a lower provision for credit losses and higher noninterest income, which were partially offset by higher noninterest expenses. The decrease in Wealth Management was due to lower noninterest income.

Our effective tax rate for the six months of 2020 was 28.9% as compared to 29.4% for the first six months of 2019 and as compared to our statutory tax rate of 29.0%.

Net interest income for Banking increased 12% from $83.0 million in the first six months of 2019, to $93.4 million in the first six months of 2020 due primarily to a 10% increase in interest-earning assets. On a consolidated basis our net yield on interest earning assets was 2.94% for the first six months of 2020 as compared to 2.86% in the first six months of 2019. This increase was due to an increase in the net interest rate spread, from 2.33% in the first six months of 2019 to 2.53% in the first six months of 2020. The increase in the net interest rate spread was due to a decrease in the cost of interest-bearing liabilities, from 1.95% in the first six months of 2019, to 1.38% in the first six months of 2020, which was partially offset by a decrease in yield on total interest-earning assets, from 4.28% in the first six months of 2019, to 3.92% in the first six months of 2020. The decrease in the cost of interest-bearing liabilities was due to decreased costs of interest-bearing deposits, resulting from decreases in deposit market rates, and decreased costs of borrowings, as the average rate on FHLB advances and other overnight borrowings decreased from 2.56% in the first six months of 2019 to 1.44% in the first six months of 2020. The yield on interest-earning assets decreased as new loans added to the portfolio bear interest rates lower than the current portfolio rates, due to decreases in market rates. The average balance outstanding under the holding company line of credit decreased from $3.8 million in the first six months of 2019 to $3.2 million in the first six months of 2020.

The $5.4 million provision for credit losses in the first six months of 2020 includes $2 million resulting from the computation of the provision for credit losses related to loans under CECL, as compared to what the computation would have been if CECL was not adopted, and a $1.8 million allowance taken in the first quarter of 2020 due to a change in expected cash flows of an interest only strip security. The $1.8 million provision for credit losses in the first six months of 2019 was due to growth in loan balances and $0.6 million of net chargeoffs.

Noninterest income in Banking in the first six months of 2020 was $1.8 million higher than the corresponding period in 2019 due a $1.8 increase in loan fees. Noninterest income for Wealth Management increased by $0.4 million in the first six months of 2020 when compared to the first six months of 2019 due primarily to higher investment management fees as a result of a corresponding increase in AUM.

Noninterest expense in Banking decreased from $52.4 million in the first six months of 2019 to $51.3 million in the first six months of 2020, due to a decrease in customer service costs, which were partially offset by increases in compensation and benefits and occupancy and depreciation. Customer service costs for Banking decreased from $7.7 million in the first six months of 2019 to $4.0 million in the first six months of 2020 due to decreases in the earnings credit rates paid on the related deposit balances, as interest rates declined during the first six months of 2020. Compensation and benefits for Banking increased $1.5 million during the first six months of

2020 as compared to the first six months of 2019 due to salary increases and an increase in the FTE in Banking, which increased to 431.1 in the first six months of 2020 from 422.8 in the first six months of 2019, as a result of the increased staffing related to additional personnel added to support the growth in loans and deposits. The $1.3 million increase in occupancy and depreciation for Banking in the first six months of 2020 as compared to the first six months of 2019 were due to higher core processing costs related to higher volumes and services added during 2019. Noninterest expenses for Wealth Management increased by $0.5 million in the first six months of 2020, when compared to the first six months of 2019, due to higher compensation and benefits and professional services and marketing expenses. Compensation and benefits were $0.3 million higher due to raises effective in the first quarter of 2020 and compensation paid on the higher levels of income. Professional services and marketing expenses were $0.2 million higher due to costs incurred on a legal matter. The $0.8 million decrease in corporate expenses was due primarily to lower legal expenses resulting from the recovery of legal costs on the settlement of a matter.

Quarter Ended June 30, 2020 as Compared to Quarter Ended March 31, 2020

Our net income and income before taxes in the second quarter of 2020 were $17.9 million and $25.1 million, respectively, as compared to $13.2 million and $18.6 million, respectively, in the first quarter of 2020. The $6.5 million increase in income before taxes was the result of a $6.5 million increase in income before taxes for Banking, a $0.1 million decrease in income before taxes for Wealth Management and a $0.1 million decrease in corporate expenses. The increase in Banking was due to higher net interest income and a lower provision for credit losses, which were partially offset by lower noninterest income.

Our effective tax rate for the second quarter of 2020 was 28.9% as compared to 29.0% for the first quarter of 2020 and as compared to our statutory tax rate of 29.0%.

Net interest income for Banking increased 8% from $44.9 million in the first quarter of 2020 to $48.5 million in the second quarter of 2020 due to a 23% decrease in interest earning liabilities. On a consolidated basis, the net yield on interest earning assets increased from 2.92% in the first quarter of 2020 to 2.96% in the second quarter of 2020 due to an increase in the net interest rate spread. The net interest rate spread increased from 2.46% in the first quarter of 2020 to 2.61% in the second quarter of 2020 due to a decrease in the cost of our interest-bearing liabilities. The decrease in the cost of interest-bearing liabilities was due to decreased costs of interest-bearing deposits, resulting from decreases in deposit market rates and decreases in our borrowing costs due to declines in the Fed Funds rates, which strongly influence our borrowing rates. The average balance outstanding under the holding company line of credit increased from $2.5 million in the first quarter of 2020 to $4.1 million in the second quarter of 2020.

The provision for credit losses in the second quarter of 2020 was $1.4 million as compared to $4.1 million in the first quarter of 2020. The $4.1 million provision for credit losses in the first quarter of 2020 includes $2 million resulting from the computation of the provision for credit losses under CECL as compared to what the computation would have been if CECL was not adopted, and a $1.8 million allowance taken in the first quarter of 2020 due to a change in expected cash flows of an interest only strip security. The $1.4 million provision for credit losses in the second quarter of 2020 was due to the growth in loan balances, $0.4 million of net chargeoffs, and $0.5 million of changes in expected cash flows of securities.

Noninterest income in Banking decreased from $4.7 million in the first quarter of 2020 to $3.6 million in the second quarter of 2020 due to due to lower trust fees and loan fees, including prepayment and servicing fees. Noninterest income for Wealth Management decreased by $0.9 million in the second quarter of 2020 when compared to the first quarter of 2020 due primarily to lower levels of fees earned on AUM.

Noninterest expense in Banking decreased from $26.2 million in the first quarter of 2020 to $25.0 million in the second quarter of 2020 due to lower compensation and benefits and customer service costs, which were partially offset by higher occupancy and depreciation costs. Compensation and benefits were $1.0 million lower in the second quarter of 2020 due to seasonal increases in costs associated with raises, employer taxes and employer contributions to retirement plans, and commission costs related to higher loan production volume in the first quarter of 2020. Customer service costs decreased by $0.8 million in the second quarter of 2020 when compared to the first quarter of 2020 due primarily to lower rates and lower balances of related deposits. Occupancy and depreciation expenses increased by $0.4 million in the second quarter of 2020 when compared to the first quarter of 2020 due primarily to higher core processing costs related to higher volumes and services. Noninterest expenses for wealth management decreased from $6.2 million in the first quarter of 2020 to $5.4 million in the second quarter of 2020 due to lower compensation and benefits costs. Compensation and benefits were $0.5 million lower in the second quarter of 2020 due to seasonal increases in costs associated with raises, employer taxes and employer contributions to retirement plans in the first quarter of 2020.

Changes in Financial Position

During the first six months of 2020, total assets increased by $824 million primarily due to an increase in loans, including loans held for sale which was partially offset by a decrease in securities. During the first six months of 2020, securities decreased by $151 million primarily due to payoffs of mortgage backed securities. Loans and loans held for sale increased $614 million in the first six months of 2020 as a result of $1.4 billion of originations, which were partially offset by payoffs or scheduled payments of $760 million. The $757 million growth in deposits during the first six months of 2020 included increases in branch deposits of $483 million and specialty deposits of $467 million, offset partially by a $193 million decrease in wholesale deposits. Borrowings increased by $22 million during the first six months of 2020 primarily to support the growth in our total assets. At June 30, 2020 and December 31, 2019, the outstanding balance on the holding company line of credit was $4.6 million and $10 million, respectively.

Our credit quality remains strong, as our ratio of nonperforming assets to total assets is at 0.22% at June 30, 2020. We recorded $0.4 million and $0.6 million of net loan chargeoffs in the first six months of 2020 and 2019, respectively. At June 30, 2020 and December 31, 2019, the ratio of the allowance for credit losses to loans, was 0.55% and 0.49%, respectively.